Exhibit 10.7

01 January 2022

Name : Yong Hui Wun

NRIC: 900510-13-7650

Address : 76, Jalan Saintis U1/69, Temasya Sinar 40150 Shah Alam

Dear Vivian,

LETTER OF APPOINTMENT

We are pleased to offer you the position of Chief Operating Officer with V CAPITAL KRONOS BERHAD (Company No.: 202001025893 (1382213V)), (hereinafter referred to as “the Company”) with effect from 01 January 2022 based on the following terms and conditions of employment:

1.	WAGES

Upon the Listing (as defined below), you will receive a basic monthly salary of US$6,750.00, which equates to RM27,000 (Ringgit Malaysia Twenty Seven Thousand only) and will be paid to you by no later than the 7th day of the every month.

2.	DUTIES & RESPONSIBILITIES :-

2.1	Oversee the company’s operational activities including Finance, Personnel Management, Marketing and IT, to ensure strategic objectives set by the Board of Directors are achieved.

2.2	Assist executive team members in creating and building a world class, industry leading organization.

2.3	Drive company results from both an operational and financial perspective working closely with the CFO, CEO and other key executive team members.

2.4	Partner with the CFO to achieve favorable financial results with respect to sales, profitability, cash flow, mergers and acquisitions, systems, reporting and controls.

2.5	Set challenging and realistic goals for growth, performance and profitability.

2.6	Create effective measurement tools to gauge the efficiency and effectiveness of internal and external processes.

2.7	Works with other c-level executives on budgeting, forecasting and resource allocation programs.

2.8	Work closely with senior management team to create, implement and roll out plans for operational processes, internal infrastructures, reporting systems and company policies all designed to foster growth, profitably and efficiencies within the company.

2.9	Forge strategic partnerships and relationships with clients, vendors, banks, investors and all other professional business relationships.

2.10	Work with the CEO and CFO in the capital raise process, participate in the company’s road shows. Meet, interact and present information effectively to potential investors and private equity firms.

2.11	Foster a growth oriented, positive and encouraging environment while keeping employees and management accountable to company policies, procedures and guidelines.

3.	LISTING INCENTIVES

3.1	In the event where the Company is listed on the Nasdaq Stock Exchange or any other recognised stock exchange (the “Listing”), you will be entitled to incentives in the following scenarios:

3.1.1       Market Capitalisation

In the event of a successful Listing and a market capitalisation was achieved (the “Listing Market Capitalisation”), and the management team of the Company (the “Management Team”) shall successfully achieve a 10% (Ten Percent) increase in the Company’s Market Capitalisation (the “Market Capitalisation Minimum Requirement”), the Management Team shall collectively be entitled to 2.5% of any market capitalisation above the Market Capitalisation Minimum Requirement achieved by the Company.

If the Company achieved a Listing Market Capitalisation of USD100,000,000 upon the Listing, and the Management Team managed to increase the Company’s market capitalisation to USD 500,000,000 in the first financial year end post Listing, the Management Team shall be deemed to have increased the Company’s market capitalisation by USD390,000,000. In this scenario, the Management Team will collectively be entitled to 2.5% of the USD390,000,000, which equates to USD9,750,000.

Subsequently, if the Company achieved a market capitalisation of USD700,000,000 in the second financial year end post Listing, the Management shall be deemed to have increased the Company’s market capitalisation by USD150,000,000 and the Management Team will collectively be entitled to 2.5% of the USD150,000,000, which equates to USD3,750,000.

3.1.2)       Earnings Before Interest, Taxes, Depreciation (EBITDA)

In the event of a successful Listing, and the Management Team shall successfully achieve a 10% (Ten Percent) increase in the Company’ EBITDA (the “EBITDA Minimum Requirement”), the Management Team shall collectively be entitled to 2.5% of any EBITDA above the EBITDA Minimum Requirement achieved by the Company.

If the Company’s EBITDA upon Listing is USD10,000,000 and the Management Team managed to increase the Company’s EBITDA to USD30,000,000, the Management Team shall be deemed to have increased the Company’s EBITDA by USD19,000,000. In this scenario, the Management Team will collectively be entitled to 2.5% of the USD19,000,000, which equates to USD475,000.

3.1.3)       Bonus Shares

In the event of the Listing, you will receive ordinary shares in the Company valued at USD 250,000 (United States Dollar Two Hundred Fifty Thousand).

Subsequent to the year in which the Listing occurred, you will receive ordinary shares in the Company valued at USD 250,000 (United States Dollar Two Hundred Fifty Thousand) annually.

3.2	The Management Team shall include the Chief Executive Office, the Chief Financial Officer and the Chief Operating Officer(s) of the Company, and the list of personnel which comprise the Management Team shall be at the discretion of the Company and may be subject to change from time to time.

4.	RETRENCHMENT BENEFIT

The Company must pay you, in the event of any dismissal for reasons, whether it is based on the employer’s operational requirements, business or budget restructuring, right sizing exercise or any other reasons, severance pay which is equivalent to at least 12 (Twelve) months of your salary.

5.	WORKING DAYS/TIME

The following working days/time of the Company must be strictly adhered to:

Mondays to Fridays: 9.00am to 6.00pm

Lunch Breaks: 1 (One) hour between 12pm - 2.00pm.

This work schedule is subjected to changes from time to time by the Company. In the case where the nature and condition of work require special working days/hours or rest period, the Company shall make the arrangement on a case-to-case basis, as advised by the Company. At times it may be necessary for you to work outside these times in order to fulfil your duties. The Company reserves the right to review your working days and hours as and when it deems fit.

6.	ANNUAL LEAVE/EMERGENCY LEAVE

Annual leave entitlement after the completion of employment for:

1 to 2 year(s)	20 days
2 to 5 years	24 days
5 years and above	31 days

Annual leave is available to days per annum which shall accrue on a pro rata basis for your first year. You can only apply for annual leave in direct proportion to the number of completed months of service in that year based on earned leave after confirmation. Any leave applied in excess of the Earned Annual Leave is subject to the discretion of the Company. In special circumstances, the leave may be approved and regarded as Unpaid Leave.

The prior approval of your immediate superior for annual leave must be obtained at least 14 (Fourteen) days in advance, on the appropriate Leave Application Form.

Any emergency leave will be deducted from the days of annual leave which you are entitled to. You are only entitled to 5 (Five) days of emergency leave in 1 calendar year. If you have taken emergency leave in excess of your entitlement for the calendar year, the excess emergency leave taken would be regarded as unpaid leave.

7.	GAZETTED PUBLIC HOLIDAYS

You are entitled to gazetted public holidays, which are observed by the Company.

The Company reserves the right to amend and change the number of Gazetted Holidays which are observed by the Company, whenever deem necessary.

8.	TRANSFER / SECONDMENT

The Company may at its discretion be entitled to:

a.	Transfer/relocate you from one place to another including any existing or future branches or offices of the Company either on a temporary or permanent basis.
b.	Transfer you to any of the Company’s existing or future associated companies, subsidiaries and holding companies or any company within V CAPITAL KRONOS BERHAD, wherever it may be located.
c.	Transfer you to any Section, Division or Department within the Company.
d.	Second you to any establishment.

9.	MEDICAL LEAVE

Medical leave which you are entitled to shall be as follows:-

2 years below	14 days
2 to 5 years	18 days
5 years and above	22 days

All medical leave must be certified and supported by registered medical practitioners. Where hospitalisation is necessary, 60 days in the aggregate per calendar year, provided that if you already took sick leaves for non-hospitalisation, the number of the day of sick leaves for hospitalisation shall be reduced by the number of days already taken.

If you have taken medical leave in excess of your entitlement for the year, the excess medical leave taken would be regarded as unpaid leave.

You must notify the company and/or your immediate supervisor as soon as practicable if you are unable to work for medical reasons. Such notice shall be given by 10:00AM of the working day. In the event you have failed to notify the company, you shall be deemed to absent yourself from work without the permission of the company and without reasonable excuse for the days on which you are so absent from work.

10.	OVERTIME

You are NOT entitled to overtime pay.

11.	MATERNITY BENEFITS

I.	Every female Employee shall be entitled to Maternity Leave for a period of not less than 60 (Sixty) consecutive days in respect of each confinement (including weekends and gazetted public holidays).

II.	Maternity Leave shall not commence earlier than a period of thirty days immediately preceding the confinement of the Employee or later than the day following the Employee confinement: A female employee shall not be entitled to any pay during maternity leave if at the time of her confinement she has five or more surviving children.

III.	Provided that where a medical officer or registered medical practitioner appointed by the Company certifies that the Employee as a result of the Employee advanced state of pregnancy is unable to perform her duties satisfactorily, the Employee may be required to commence her Maternity Leave at any time during Fourteen days (14) preceding the date of her confinement as determined in advance by the medical officer or registered medical practitioner by the Company.

IV.	Maternity Allowance

The following are the conditions to be fulfilled to be qualified for full pay wage in respect of Maternity Leave:-

a.	been employed by the employer at any time in the four months before confinement
b.	must have worked for minimum of 90 days during 9 months immediately preceding the confinement
c.	must not have 5 or more surviving children at the time of confinement.

12.	ABSENTEEISM

You shall be deemed to have broken your contract of employment if you have been continuously absent from work for more than 2 (Two) consecutive working days without prior leave from the Company, unless you have a reasonable excuse for such absence and have informed or attempted to inform the Company of such absence prior to or at the earliest opportunity during such absence.

In addition, where the circumstances are appropriate, the Company may take appropriate action against you for abandonment of employment without notice.

13.	TERMINATION

Upon confirmation, either party may terminate this contract of employment by giving to the other party, 1 (One) month’s written notice or paying salary in lieu of such notice. The Company shall be entitled to require you to take or expend during the relevant notice period, any annual leave accumulated during the course of your employment within the calendar year.

The Company shall be entitled to terminate your employment forthwith, without notice or payment in lieu of notice in any of the following events:

a)	if you commit any act or misconduct of a dishonest, malicious and/or reckless nature;

b)	if you are found to have committed any misconduct, misdemeanour or negligence that howsoever affects the affairs and/or is detrimental to the reputation of the Company;

c)	if you are found to have breached or defaulted any term or condition of this Employment Agreement, procedures, disciplinary rules, policies, rules or regulations imposed by the Company from time to time;

d)	if you permit or suffer to be presented a petition for bankruptcy, permit or suffer the appointment of receivers and/or managers against any of your assets or property or enter into any arrangement or composition for the benefit of any of your creditors;

e)	other than an offence or liability which in the opinion of the Company does not affect your employment with the Company or the reputation of the Company, if you are found guilty of any criminal offence or offence of a dishonest nature, or liable under any proceedings, by any court or tribunal of competent jurisdiction;

f)	if you are found to have disclosed or permit to be disclosed any confidential information in relation to any business or trade information, business plans, proposals, customers, strategies, trade secrets, operations, records, finances, assets, technology, data and information that reveals the processes, methodologies, technology or any other information or documents which are confidential or proprietary in nature, of the Company;

g)	if you are found to have misused, misappropriated or abused any of the Company’s amenities, property and documents; and

h)	are not permitted by the laws of Malaysia to be employed by the Company or to reside in Malaysia

The Company reserves the right to suspend you from employment as well as withhold half of all salaries, remuneration and allowances (if any) for up to fourteen (14) days if the Company deems necessary for the full investigation of any act of misconduct or neglect on your part. During such period of suspension, all rights, benefits and allowances which you may be entitled to pursuant to your employment with the Company shall be suspended. For the avoidance of doubt, and notwithstanding anything in this Employment Agreement, the period of suspension shall not be taken into account when computing any payments and/or benefits that you may be entitled to.

In the event, you are found to be not guilty of any act of misconduct or neglect on your part after investigations, all salaries, remuneration and allowances (if any) that were withheld shall be restored in full to you.

Upon termination of your employment (for any reason), you MUST immediately return all amenities, property and documents (without retaining copies) in your possession or acquired by you during your employment, concerning the business, finances or affairs of the Company. You may be liable to pay for any losses or damages of any amenities, property and documents in your possession or acquired by you during your employment.

14.	RETIREMENT

In the absence of evidence of the exact date of birth the employee shall retire on 31st December of the year the employee attains Sixty (60) years of age (employee may opt for a later retirement age agreed upon with or at the discretion of the Company)

15.	NON-COMPETITION

During your service with the Company, you will devote your full professional time and effort to the benefit of the Company and shall not participate, directly or indirectly, in any capacity, in any business or activity that is in competition with the Company.

16.	CONFLICT OF INTEREST

You shall not, during the continuance of this contract, except with the knowledge and consent of the Company embark, engage or interest yourself whether for reward or gratuitously in any activity which would interfere with the performance of your duties with this Company or which to your knowledge would constitute a conflict of interest with the business of this Company.

17.	COMPANY SECRECY

At all times during your service with the Company, you shall not divulge or disclose to any persons or corporate body, without the specific permission of the Company Directors, any company’s policy or secrets or any confidential or proprietary information entrusted to you or coming to your knowledge.

18.	COMPANY RULES

You shall be subjected to the company’s rules and regulations and HR policies & procedures as may be made known to you from time to time by Company

19.	VARIATION CLAUSE

The Company reserves the right to add, amend, withdraw or revise any or all of the above terms and conditions by way of memo, email, digital communication, circular or any form of notification by company. Other terms and conditions of employment as stipulated in the Employee’s Handbook and in accordance with regulation, memo, circular or any notification by company.

20.	GOVERNING LAW

The terms as stipulated above shall be interpreted in accordance with the laws of Malaysia. In the event of any dispute, the parties shall submit to the exclusive jurisdiction of the Courts of Malaysia.

If you find the above terms favourable, please indicate your acceptance within Fourteen (14) days from the date of this letter.

This offer will automatically lapse and can no longer be accepted if we do not hear from you by the stipulated date

Yours sincerely
Acting for HR	Witness By:

HR/Admin Executive	Executive Chairman

I, ………………………………………….., ( NRIC No:                ) hereby accept the above Terms & Conditions and agree to commence work as stipulated in this Letter of Offer/Appointment

Signature:

Date: